Exhibit 99.1
News Release

Investor Contact: Phone: Email:	Don Washington Director, Investor Relations and Corporate Communications 704-731-1527 don.washington@enproindustries.com	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704 731 1500 Fax: 704-731-1511 www.enproindustries.com
EnPro Industries Reports Record Quarterly Results as
Sales, Segment Profits and Segment Profit Margins Reach New Highs
•	Sales increase 8% to $247.3 million

•	Segment profits improve by 10% to $42.2 million or 17.1% of sales

•	Earnings of $0.56 a share reflect a reduction of $0.36 a share, after tax, for asbestos-related expense

•	Before asbestos-related expense and other selected items, earnings increased 12% to $0.95 a share
CHARLOTTE, N.C., May 3, 2007 — EnPro Industries (NYSE: NPO) today reported continued improvement in sales, segment profits and segment profit margins during the first quarter of 2007 as the company’s results in each of those areas exceeded the record highs set in the first quarter of 2006.
“Once again, our businesses performed extremely well in the first quarter,” said Ernie Schaub, president and chief executive officer. “We benefited from healthy markets, operational efficiencies and acquisitions we completed last year to get 2007 off to a very strong start.”
Net income in the first quarter of 2007 was $12.3 million, or $0.56 a share, a decline from 2006, when net income was $14.8 million, or $0.69 a share. However, net income in 2007 was reduced by asbestos-related expenses of $12.9 million, before tax, compared to $4.9 million, before tax, a year ago. Expenses increased in 2007 because the company’s asbestos insurance is now fully allocated to settled and estimated future claims. As a result, all legal expenses associated with asbestos as well as non-cash adjustments required to maintain a 10-year estimate of the asbestos liability are now recorded as charges to income. Although asbestos-related expenses increased, net cash outflows related to asbestos decreased because of lower payments and higher insurance collections.
Before asbestos-related expenses and other selected items, income in the first quarter of 2007 was $21.0 million, or $0.95 a share, a 12% improvement over the first quarter of 2006, when income was $18.2 million, or $0.85 a share.
A table showing the effect of asbestos-related expenses and other selected items on net income and earnings per share is included in this release. Per share amounts are expressed on a diluted basis throughout this release.
Sales in the first quarter of 2007 improved to $247.3 million, an 8% increase from the first quarter of 2006, and were EnPro’s highest quarterly sales since it became an independent company in 2002. Sales in the first quarter of 2006 were $228.3 million. Each of the company’s segments reported sales increases in the first quarter of 2007, reflecting continued high levels of demand, the benefits of acquisitions made in the second half of 2006 and favorable foreign exchange rates. About five percentage points of the improvement were the result of acquisitions and stronger foreign currencies relative to the U.S. dollar.

Segment profits grew to $42.2 million, a 10% improvement over 2006, when they were $38.3 million, while segment profit margins increased to 17.1% from 16.8%. The company’s segment profits improved due to a better product mix, higher volumes and improved pricing for certain products, as well as a modest contribution from acquisitions.
Sealing Products
Sales in the Sealing Products segment increased by 7% over 2006 and reached their highest levels since EnPro became an independent company. Strong demand from upstream oil and gas markets and improvements in its European markets led to higher sales at Garlock Sealing Technologies. The segment also benefited from sales at Amicon Plastics, which was acquired in the third quarter of 2006, and from favorable foreign exchange. Together, Amicon and foreign exchange accounted for about five percentage points of the increase in sales. Stemco’s heavy-duty truck markets softened compared to the high level of demand in the first quarter of 2006, and both aftermarket and original equipment sales declined.

($ Millions)
Quarter Ended	3/31/07	3/31/06
Sales	$115.6	$108.0
Profit	$21.4	$21.1
Margin	18.5%	19.5%
Segment profits increased modestly in the quarter, despite higher restructuring costs associated with the modernization of Garlock’s Palmyra facility and lower profits at Stemco, which reported softer market conditions and higher operating costs. The increase in profits reflects the benefit of higher volumes, selected price increases, efficiency improvements at Garlock and the Amicon acquisition. Restructuring costs and lower profits at Stemco led to a decline in segment margins compared to the record levels reached a year ago.
Engineered Products
Sales in the Engineered Products segment also reached a new high in the first quarter, growing by 9% over the first quarter of 2006 as all operations in the segment reported higher levels of activity. Higher demand for aftermarket parts and service benefited sales at Quincy Compressor. GGB Bearing Technology reported stronger European markets, while France Compressor Products benefited from stronger demand and from acquisitions completed in the second half of 2006. The acquisitions and favorable foreign exchange combined to contribute about six percentage points of the increase in the segment’s sales.

($ Millions)
Quarter Ended	3/31/07	3/31/06
Sales	$106.3	$97.3
Profit	$18.8	$16.6
Margin	17.7%	17.1%
Profits and profit margins in the Engineered Products segment also reached record levels in the first quarter of 2007. Profits improved by about 13% over 2006 and profit margins increased to 17.7%, reflecting higher volumes, better pricing and efficiency improvements at GGB and France Compressor Products, a more profitable product mix at Quincy Compressor, and acquisitions.
Engine Products and Services
Increased shipments of aftermarket parts, engines and associated equipment, and higher service revenues resulted in a 10% increase in sales in the Engine Products and Services segment. The segment’s profits increased more than threefold and profit margins improved to 7.8% as the segment benefited from operational improvements and increased aftermarket activity, which generally carries higher profit margins.

($ Millions)
Quarter Ended	3/31/07	3/31/06
Sales	$25.6	$23.3
Profit	$2.0	$0.6
Margin	7.8%	2.6%

Cash Flows
EnPro’s cash balance at March 31, 2007 was $172.2 million, an $11.2 million increase over December 31, 2006. Cash flows from operations were $19.5 million in the first quarter, compared to cash outflows of $11.2 million in the first quarter of 2006. Operating cash flows benefited from lower working capital requirements and a decline in net asbestos cash outflows.
Working capital increased by $16.4 million in the first quarter, reflecting seasonal increases in activity, which are typical in the first half of the year. The increase in 2007 compares favorably to the first quarter of 2006, when working capital increased $25.7 million.
Payments for asbestos claims and expenses, net of insurance receipts, were $3.0 million in the first quarter of 2007, compared to $21.4 million in the same period of 2006. Net cash outflows declined because settlement payments and legal fees were lower while collections of insurance were higher because of receipts in connection with an insurance settlement reached in late 2006.
Capital expenditures rose to $8.9 million from $6.8 million in the first quarter of 2006, primarily as a result of higher spending on the modernization of Garlock’s Palmyra, New York, manufacturing facility.
Asbestos Claims, Expenses and Insurance
New asbestos claims continue to be filed at historically low rates in 2007. In the first quarter of the year, 1,900 new claims were filed, a decline of approximately 35% compared to the first quarter of 2006, and a level consistent with the final three quarters of 2006.
During the first quarter, the company recorded asbestos-related expenses of $12.9 million, consisting of payments of $6.1 million for legal fees and other expenses and a non-cash charge of $6.8 million to update management’s 10-year estimate of the asbestos liability of its subsidiaries. At the end of the first quarter, the total recorded liability for current and future claims was $547.0 million, while $437.2 million of solvent insurance remained available for the payment of asbestos claims and expenses.
Outlook
“The first quarter has provided momentum that we expect to continue into the second quarter and through the rest of the year,” said Schaub. “While certain markets are not as strong as they were a year ago, we are optimistic that our markets overall will remain healthy and our performance will continue to improve in 2007. We anticipate higher restructuring expenses associated with the Palmyra modernization and other projects aimed at improving operational efficiencies, but even after those expenses, the condition of our markets and the effectiveness of our operating strategies should lead sales and segment profits to grow and segment profit margins to remain strong during the current year.”
Conference Call Information
EnPro will hold a conference call today, May 3, 2007 at 9:00 a.m. Eastern Time to discuss first quarter earnings. To participate in the call, dial (866) 550-6338 approximately 10 minutes before the call begins. The call will also be webcast at http://www.enproindustries.com.
A replay of the call will be available on the company’s website or by telephone approximately two hours after the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 4514710. The telephone replay will be available on the company’s website and by telephone through May 7, 2007.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2006 describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters Ended March 31, 2007 and 2006
(Stated in Millions of Dollars, Except Per Share Data)

	2007	2006

Sales	$247.3	$228.3

Operating costs and expenses:
Cost of sales	158.8	149.9
Selling, general and administrative expenses	55.0	48.9
Asbestos-related expenses	12.9	4.9
Other	1.0	0.4

Total operating costs and expenses	227.7	204.1

Operating income	19.6	24.2

Interest expense	(2.0)	(2.0)
Interest income	1.9	1.2

Income before income taxes	19.5	23.4

Income tax expense	(7.2)	(8.6)

Net income	$12.3	$14.8

Basic earnings per share	$0.58	$0.71

Average common shares outstanding (millions)	21.1	20.8

Diluted earnings per share	$0.56	$0.69

Average common shares outstanding (millions)	22.0	21.4

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended March 31, 2007 and 2006
(Stated in Millions of Dollars)

	2007	2006

Operating activities
Net income	$12.3	$14.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	7.0	6.3
Amortization	2.6	1.9
Deferred income taxes	2.9	4.7
Stock-based compensation	(0.2)	1.3
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos liabilities, net of receivables	9.9	(16.5)
Receivables	(17.0)	(17.3)
Inventories	3.5	(5.5)
Accounts payable	4.5	2.8
Other current assets and liabilities	(7.4)	(5.7)
Other non-current assets and liabilities	1.4	2.0

Net cash provided by (used in) operating activities	19.5	(11.2)

Investing activities
Purchases of property, plant and equipment	(8.9)	(6.8)
Deposits into restricted cash accounts	(1.1)	—
Acquisitions, net of cash acquired	(0.6)	(0.5)
Other	0.3	—

Net cash used in investing activities	(10.3)	(7.3)

Financing activities
Proceeds from issuance of common stock	0.1	0.3
Excess tax benefits from stock-based compensation	1.7	0.4

Net cash provided by financing activities	1.8	0.7

Effect of exchange rate changes on cash and cash equivalents	0.2	0.2

Net increase (decrease) in cash and cash equivalents	11.2	(17.6)
Cash and cash equivalents at beginning of year	161.0	109.5

Cash and cash equivalents at end of period	$172.2	$91.9

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$0.4	$0.4
Income taxes	$4.3	$3.8
Payments for asbestos-related claims and expenses, net of insurance recoveries	$3.0	$21.4

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of March 31, 2007 and December 31, 2006
(Stated in Millions of Dollars)

	March 31,	December 31,
	2007	2006

Current assets
Cash and cash equivalents (unrestricted)	$172.2	$161.0
Accounts and notes receivable	156.6	138.3
Asbestos insurance receivable	60.8	71.3
Inventories	76.1	79.3
Other current assets	25.6	22.4

Total current assets	491.3	472.3

Property, plant and equipment	168.9	166.3
Goodwill	162.5	161.6
Other intangible assets	68.9	70.1
Asbestos insurance receivable	376.4	396.7
Deferred income taxes	97.6	80.2
Other assets	60.7	59.4

Total assets	$1,426.3	$1,406.6

Current liabilities
Current maturities of long-term debt	$0.5	$—
Accounts payable	66.9	62.2
Asbestos liability	80.2	88.8
Other accrued expenses	75.5	74.1

Total current liabilities	223.1	225.1

Long-term debt	185.2	185.7
Retained liabilities of previously owned businesses	27.8	27.7
Environmental liabilities	24.6	25.1
Asbestos liability	466.8	479.1
Other liabilities	78.8	60.0

Total liabilities	1,006.3	1,002.7

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	420.5	418.9
Accumulated deficit	(28.6)	(41.0)
Accumulated other comprehensive income	29.4	27.3
Common stock held in treasury, at cost	(1.5)	(1.5)

Total shareholders’ equity	420.0	403.9

Total liabilities and shareholders’ equity	$1,426.3	$1,406.6

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters Ended March 31, 2007 and 2006
(Stated in Millions of Dollars)
Sales

	2007	2006

Sealing Products	$115.6	$108.0
Engineered Products	106.3	97.3
Engine Products and Services	25.6	23.3

	247.5	228.6
Less intersegment sales	(0.2)	(0.3)

	$247.3	$228.3

Segment Profit

	2007	2006

Sealing Products	$21.4	$21.1
Engineered Products	18.8	16.6
Engine Products and Services	2.0	0.6

	$42.2	$38.3

Segment Profit Margin

	2007	2006

Sealing Products	18.5%	19.5%
Engineered Products	17.7%	17.1%
Engine Products and Services	7.8%	2.6%

	17.1%	16.8%

Reconciliation of Segment Profit to Net Income

	2007	2006

Segment profit	$42.2	$38.3
Corporate expenses	(8.8)	(8.1)
Asbestos-related expenses	(12.9)	(4.9)
Interest expense, net	(0.1)	(0.8)
Other expenses, net	(0.9)	(1.1)

Income before income taxes	19.5	23.4
Income tax expense	(7.2)	(8.6)

Net income	$12.3	$14.8

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and Other Selected Items to Net Income (Unaudited)
For the Quarters Ended March 31, 2007 and 2006
(Stated in Millions of Dollars, Except Per Share Data)

	2007		2006
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$21.0	$0.95	$18.2	$0.85

Adjustments (net of tax):

Asbestos-related expenses	(8.0)	(0.36)	(3.1)	(0.15)

Restructuring and other costs	(0.7)	(0.03)	(0.3)	(0.01)

Impact	(8.7)	(0.39)	(3.4)	(0.16)

Net income	$12.3	$0.56	$14.8	$0.69

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or discontinued operations. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may not be considered to be in accordance with generally accepted accounting principles (GAAP), are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The pre-tax amounts for each of the items are separately presented in the accompanying consolidated statements. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.